First Amendment to Industrial Lease Agreement

     This First Amendment To Industrial Lease Agreement (this "Amendment") is made as of November 23, 1998, by and between Aetna Life Insurance Company, a Connecticut corporation ("Landlord"), and Centigram Communications Corporation, a Delaware corporation ("Tenant").

                                    Recitals

     A. Landlord and Tenant have previously entered into that certain Industrial Lease Agreement, dated as of June 7, 1993 (the "Lease"), which Lease covers certain premises consisting of approximately thirty-four thousand seven hundred thirty-four (34,734) rentable square feet located at 199 Tasman Drive, San Jose, California. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Lease.

     B. Tenant has exercised its option (the "Renewal Option") contained in Addendum Two to the Lease to extend the Term thereof through November 30, 2003 ("New Expiration Date").

     C. Landlord and Tenant desire to amend the Lease to reflect the extension of the Term thereof pursuant to the Renewal Option and to make certain modifications to the Lease, all upon and subject to the terms, covenants and conditions hereinafter set forth.

                                    Agreement

     Now Therefore, in consideration of the agreements of Landlord and Tenant herein contained and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.   Extension of Term

     The term of the Lease is hereby extended for a period of sixty (60) months, commencing on December 1, 1998 and expiring on November 30, 2003 (the "Extension Period"). All references in the Lease to the term of the Lease shall mean the previous term of the Lease as extended through the Extension Period.

2.   "As-Is" Possession

     Tenant shall continue to occupy the Premises in its "as-is" condition and Landlord shall have no obligation to improve, remodel or otherwise alter the Premises. Nothing contained herein shall be deemed to release Landlord from any of its covenants or obligations under the Lease.

3.   Base Monthly Rent

     Notwithstanding anything to the contrary contained in the Lease, during the Extension Period, Tenant shall pay Base Monthly Rent in the amounts set forth below:

--------------------------------------------------------- ----------------------

         Term:                                              Base Monthly Rent:

--------------------------------------------------------- ----------------------

December 1, 1998 - November 30, 1999 ..................... $   57,311.10

December 1, 1999 - November 30, 2000 ..................... $   59,603.54

December 1, 2000 - November 30, 2001 ..................... $   61,987.68

December 1, 2001 - November 30, 2002 ..................... $   64,467.19

December 1, 2002 - November 30, 2003 ..................... $   67,045.88

4.   Additional Rent

     (a) Paragraph 4(b) of the Lease is hereby deleted in its entirety and the following provision is hereby substituted therefor:

          (b) Additional Rent. In addition to the Base Rent, Tenant shall pay to Landlord, in accordance with this Paragraph 4, Tenant's Proportionate Share(s) of all costs and expenses paid or incurred by Landlord in connection with the ownership, operation, maintenance, management and repair of the Premises, the Building, the Outside Areas (as defined in Paragraph 4(b)(3)) and/or Zanker Northpointe Business Park (the "Project" or the "Park") or any part thereof (collectively, the "Expenses"), including, without limitation, all the following items (the "Additional Rent"):

     (b) The phrase "life safety systems" is hereby inserted in Paragraph 4(b)(3) immediately after "sprinkler systems."

     (c) Paragraph 4(b)(5) of the Lease is hereby deleted in its entirety and the following provision is hereby substituted therefor:

          (5) Maintenance and Repair Costs. Except for costs which are the responsibility of Landlord pursuant to Paragraph 12(c) of the Lease, all costs to maintain, repair, and replace the Premises and/or the Building, including without limitation, (i) all costs paid under maintenance, management and service agreements such as contracts for janitorial, security and refuse removal, (ii) all costs to maintain, repair and replace the roof coverings of the Building or any part thereof, (iii) all costs to monitor, maintain, repair and replace the heating, ventilating and air conditioning systems ("HVAC") and the plumbing, sewer, drainage, electrical, fire protection, life safety and security systems and other mechanical and electrical systems and equipment serving the Premises and/or the Building.

     (d) The following provision is hereby added to the Lease as new Paragraph 4(b)(7):

          (7) Utilities. The cost of all water, sewer use, sewer discharge fees and permit costs and sewer connection fees, refuse pick-up, janitorial service and all other utilities that are not separately metered to Tenant, and any amounts, taxes, charges, surcharges, assessments or impositions levied, assessed or imposed upon the Premises, the Building or the Project or any part thereof, or upon Tenant's use and occupancy thereof, as a result of any rationing of Utility services or restriction on Utility use affecting the Premises, the Building and/or the Project.

     (e) Paragraph 3 of Addendum One to the Lease is hereby deleted in its entirety and the following provision is hereby substituted therefor:

          Notwithstanding anything in this Paragraph 4(b) to the contrary, with respect to all sums payable by Tenant as Additional Rent under this Paragraph 4(b) for the replacement of any item in connection with the physical operation of the Premises, the Building or the Project (i.e., HVAC, roof membrane or coverings and parking area) which is a capital item the replacement of which would be capitalized under Landlord's commercial real estate accounting practices, Tenant shall be required to pay only the prorata share of the cost of the item falling due within the Term (including any Renewal Term) based upon the amortization of the same over the useful life of such item, together with interest thereon at the rate of ten percent (10%) per annum, as reasonably determined by Landlord in accordance with generally accepted accounting principles, consistently applied

     (f) Paragraph 4(v) of Addendum One to the Lease is hereby deleted in its entirety and the following provision is hereby substituted therefor:

          Excess costs incurred due to violation by the Landlord of any of the terms and conditions of any other leases in the Project; for purposes of this clause (v), "excess costs" shall mean the excess costs resulting from such violation and shall exclude the ordinary costs which would have been incurred in complying with such terms and conditions absent such violation;

     (g) The word "not" is hereby inserted in the second line of Paragraph 4(vi) of Addendum One to the Lease between the words "would" and "have".

     (h) Paragraph 4(ix) of Addendum One to the Lease is hereby deleted in its entirety and the following provision is hereby substituted therefor:

          Excess costs, fines or penalties incurred due to violations by Landlord of any governmental rule or authority; for purposes of this clause (ix), "excess costs" shall mean the excess costs resulting from such violation and shall exclude the ordinary costs which would have been incurred in complying with such governmental rule or authority absent such violation;

     (i) Paragraph 4(x) of Addendum One to the Lease is hereby deleted in its entirety.

     (j) The word "gross" is hereby inserted in the first line of Paragraph 4(xiii) of Addendum One to the Lease between the words "the" and "negligence".

     (k) Paragraph 4(c)(1) of the Lease is hereby deleted in its entirety and the following provision is hereby substituted therefor:

          Upon commencement of this Lease, Landlord shall submit to Tenant an estimate of monthly Additional Rent for the period between the Commencement and the following December 31 and Tenant shall pay such estimated Additional Rent on a monthly basis, in advance, on the first day of each month. Tenant shall continue to make said monthly payments until notified by Landlord of a change therein. If at any time or times Landlord determines that the amounts payable under Paragraph 4(b) for the current year will vary from Landlord's estimate given to Tenant, Landlord, by notice to Tenant, may revise the estimate for such year, and subsequent payments by Tenant for such year shall be based upon such revised estimate; provided, however, that Landlord shall not revise such estimate more than one (1) time per calendar year. By April 1 of each calendar year, Landlord shall endeavor to provide to Tenant a statement ("Expense Statement") showing the actual Additional Rent due to Landlord for the prior calendar year, to be prorated during the first year from the Commencement Date. If the total of the monthly payments of Additional Rent that Tenant has made for the prior calendar year is less than the actual Additional Rent chargeable to Tenant for such prior calendar year, then Tenant shall pay the difference in a lump sum within thirty (30) days after receipt of such Expense Statement from Landlord. Any overpayment by Tenant of Additional Rent for the prior calendar year shall be credited towards the Additional Rent next due.

     (l) Paragraph 4(c)(2) of the Lease is hereby deleted in its entirety and the following provision is hereby substituted therefor:

               (2) Landlord's then-current annual operating and capital budgets for the Building and the Project or the pertinent part thereof shall be used for purposes of calculating Tenant's monthly payment of estimated Additional Rent for the current year, subject to adjustment as provided above. Landlord shall make the final determination of Additional Rent for the year in which this Lease terminates as soon as possible after termination of such year. Even though the Term has expired and Tenant has vacated the Premises, Tenant shall remain liable for payment of any amount due to Landlord in excess of the estimated Additional Rent previously paid by Tenant, and, conversely, Landlord shall promptly return to Tenant any overpayment. Failure of Landlord to submit statements as called for herein shall not be deemed a waiver of Tenant's obligation to pay Additional Rent as herein provided.

          (m) The following provision is hereby added to the Lease as new Paragraph 4(c)(4):

               (4) With respect to Expenses which Landlord allocates to the Building, Tenant's "Proportionate Share" shall be the percentage set forth in Paragraph 24 of Addendum One to this Lease as Tenant's Proportionate Share of the Building, as adjusted by Landlord from time to time in connection with a change in the physical size of the Premises or the Building. With respect to Expenses which Landlord allocates to the Project as a whole or to only a portion of the Project, Tenant's "Proportionate Share" shall be, with respect to Expenses which Landlord allocates to the Project as a whole, the percentage set forth in the Basic Lease Information as Tenant's Proportionate Share of the Project and, with respect to Expenses which Landlord allocates to only a portion of the Project, a percentage calculated by Landlord from time to time in its reasonable discretion and furnished to Tenant in writing, in either case as adjusted by Landlord from time to time in connection with a change in the physical size of the Premises or the Project. No remeasurement shall affect the Base Rent payable under this Lease by Tenant. Notwithstanding anything herein to the contrary, Landlord may equitably adjust Tenant's Proportionate Share(s) for all or part of any item of expense or cost reimbursable by Tenant that relates to a repair, replacement, or service that benefits only the Premises or only a portion of the Building and/or the Project or that varies with the occupancy of the Building and/or the Project. Without limiting the generality of the foregoing, Tenant understands and agrees that Landlord shall have the right to adjust Tenant's Proportionate Share(s) of any services as reasonably estimated and determined by Landlord based upon factors such as size of the Premises and intensity of use of such services by Tenant such that Tenant shall pay the portion of such charges reasonably consistent with Tenant's use of such services.

               (n) Paragraph 4(d) of the Lease is hereby deleted in its entirety and the following provision is hereby substituted therefor:

                    (d) General  Payment Terms.  The Base Rent,  Additional Rent
               and all other sums payable by Tenant to Landlord hereunder, if any, any late charges assessed pursuant to Paragraph 5 below and any interest assessed pursuant to Paragraph 44 below, are referred to as the "Rent". All Rent shall be paid without deduction, offset or abatement in lawful money of the United States of America. Checks are to be made payable to Aetna Life Insurance Company and shall be mailed to: IESG ALIC SA50 REI# 7944-Zanker, Department #44466/P.O. Box 44000, San Francisco, California 94144-4466 or to such other person or place as Landlord may, from time to time, designate to Tenant in writing. The Rent for any fractional part of a calendar month at the commencement or termination of the Lease term shall be a prorated amount of the Rent for a full calendar month based upon a thirty
               (30) day month.

               (o) Paragraph 5 of Addendum One to the Lease is hereby deleted in its entirety and the following provision is hereby substituted therefor:

               Provided Tenant is not in Default under the terms of this Lease (nor is any event occurring which with the giving of notice or the passage of time, or both, would constitute a Default hereunder), Tenant, at its sole expense subject to the last sentence of this Paragraph 4(e), shall have the right within one hundred eighty (180) days after the delivery of each Expense Statement to review and audit Landlord's books and records regarding such Expense Statement and the Expense Statement for the prior calendar year for the sole purpose of determining the accuracy of such Expense Statement(s). Such review or audit shall be performed by a nationally recognized accounting firm that calculates its fees with respect to hours actually worked and that does not discount its time or rate (as opposed to a calculation based upon percentage of recoveries or other incentive arrangement), shall take place during normal business hours in the office of Landlord or Landlord's property manager and shall be completed within seven (7) business days after the commencement thereof. If Tenant does not so review or audit Landlord's books and records, the applicable Expense Statement(s) shall be final and binding upon Landlord and Tenant. In the event that Tenant determines on the basis of its review of Landlord's books and records that the amount of Expenses paid by Tenant pursuant to this Paragraph 4 for the period covered by such Expense Statement is less than or greater than the actual amount properly payable by Tenant under the terms of this Lease, Tenant shall promptly pay any deficiency to Landlord or, if Landlord concurs with the results of such audit, Landlord shall promptly refund any excess payment to Tenant, as the case may be. If Landlord does not concur with the results of such audit, the parties shall meet at least two (2) times during the thirty (30) day period commencing on the date Landlord notifies Tenant of its disapproval of Tenant's audit and shall attempt to reach agreement during such period on the audit. If the parties fail to reach agreement within such thirty (30) day period, then the parties shall mutually select an accountant with a nationally recognized accounting firm or, depending on the nature of the issue in dispute, another appropriate professional (collectively, the "Independent Professional") who, within thirty (30) days of his or her selection, shall review Landlord's Expense Statement and the results of Tenant's audit and make a determination concerning the results thereof. The decision of the Independent Professional shall be final and binding on the parties hereto and, following the rendering of such decision, Tenant shall promptly pay any resulting deficiency to Landlord or Landlord shall promptly refund any excess payment to Tenant, as the case may be. The Independent Professional shall have not less than ten
               (10) years of experience in commercial real estate accounting, finance or law and shall neither be affiliated with nor have previously performed services for Landlord or Tenant or any affiliate of either party. The fees of the Independent Professional shall be paid by Tenant; provided, however, that if the Independent Professional determines that the applicable Expense Statement(s) overstate(s) the actual Expenses for the year(s) in question by more than five percent (5%), then Landlord shall pay the costs of the audit and the fees of the Independent Professional.

5.   Refurbishment Allowance

     Landlord shall provide Tenant with an allowance (the "Refurbishment Allowance") of Thirty-Four Thousand Seven Hundred Thirty-Four Dollars ($34,734) to pay the cost of painting the Premises and/or replacing the existing carpeting therein with equal or higher-grade carpeting. Landlord shall disburse the Refurbishment Allowance to reimburse Tenant for out-of-pocket costs actually incurred in repainting and/or recarpeting the Premises; provided, however, that Landlord shall have no obligation to make such disbursement until Tenant has furnished Landlord with invoices and receipts to substantiate such costs and lien waivers to evidence the lien-free installation of such carpeting. In the event the cost of such carpeting exceeds the Refurbishment Allowance, then Tenant shall be solely responsible for the excess cost. If the actual cost of such carpeting is less than the Refurbishment Allowance, then the Refurbishment Allowance shall be reduced to equal said actual cost.

6.   Renewal Option

     (a) Tenant shall have one (1) option (the "Renewal Option") to extend the Term with for a period of three (3) years and ten (10) months beyond the New Expiration Date (the "Renewal Term"). The Renewal Option shall be effective only if Tenant is not in Default under this Lease, nor has any event occurred which with the giving of notice or the passage of time, or both, would constitute a Default hereunder, either at the time of exercise of the Renewal Option or the time of commencement of the Renewal Term. The Renewal Option must be exercised, if at all, by written notice (the "Election Notice") from Tenant to Landlord given not more than nine (9) months nor less than seven (7) months prior to the expiration of the Extension Period. Except as hereinafter provided in this Paragraph 6(a), any such notice given by Tenant to Landlord shall be irrevocable. If Tenant fails to exercise the Renewal Option in a timely manner as provided for above, the Renewal Option shall be void (time being of the essence) and this Lease shall automatically terminate on the New Expiration Date without the necessity of notice from either party to the other. The Renewal Term shall be upon the same terms and conditions as the Extension Period, except that the annual Base Rent during the Renewal Term shall be equal to the prevailing market rate for space in similarly situated buildings in the vicinity of the Building comparable to the Premises in location, size, condition, quality and type at the commencement of the Renewal Term; provided however that in no event shall the Base Rent for the Renewal Term be less than the Base Rent for the last month of the Term. As used herein, the term "prevailing market rate" shall mean the base annual rental for such comparable space, taking into account any additional rental and all other payments and escalations payable hereunder and by tenants under leases of such comparable space, any tenant improvement allowances, leasing commissions and other monetary concessions offered hereunder and under such other leases, and the relative creditworthiness of Tenant and such other tenants. Landlord shall notify Tenant in writing (such notice being hereinafter referred to as the "Renewal Rate Notice") of the prevailing market rate for the Renewal Term within thirty (30) days after Landlord's receipt of the Election Notice. Tenant shall have sixty (60) days after receipt of the Renewal Rate Notice (the "Response Period") to advise Landlord whether or not Tenant agrees with Landlord's determination of the prevailing market rate and, if Tenant disagrees with such determination, to discuss and negotiate such rate with Landlord. If Tenant agrees with Landlord's determination, or if during the Response Period the parties agree in writing on a different rental rate, then Landlord and Tenant shall promptly enter into an amendment to this Lease providing for the lease of the Premises by Tenant during the Renewal Term upon the terms stated in the Renewal Rate Notice or such other terms as may be agreed to by the parties during the Response Period, each in the exercise of its sole and absolute discretion. If Tenant disputes Landlord's determination of the prevailing market rate and if the parties fail to agree in writing on a different rental rate prior to the expiration of the Response Period, Tenant shall have the right to rescind its Election Notice in writing within the Response Period and neither party shall have any further rights or obligations under this Paragraph 6(a). If Tenant fails to provide Landlord with written notice of rescission prior to the expiration of the Response Period, then Tenant shall be deemed to have accepted Landlord's determination of the prevailing market rate (except to the extent that Landlord and Tenant have agreed in writing on a different rental rate as provided in this Paragraph 6(a)).

     (b) Except as expressly provided in Paragraph 6(a) above Tenant shall have no further options, rights of negotiation or rights to renew or extend the Term of the Lease. Without limiting the foregoing, Addendum Two to the Lease is hereby deleted in its entirety.

7.   Environmental Covenants

     Prior to executing this Amendment, Tenant has completed, executed and delivered to Landlord a Hazardous Materials Disclosure Certificate ("Initial Disclosure Certificate"), a fully completed copy of which is attached hereto as Exhibit A and incorporated herein by this reference. Tenant covenants, represents and warrants to Landlord that the information on the Initial Disclosure Certificate is true and correct and accurately describes the Hazardous Materials which are being manufactured, treated, used or stored on or about the Premises by Tenant or Tenant's Agents. Tenant shall, on or about January 1 of each year during the Term and at such other times as Tenant desires to manufacture, treat, use or store on or about the Premises new or additional Hazardous Materials which were not listed on the Initial Disclosure Certificate, complete, execute and deliver to Landlord an updated Disclosure Certificate (each, an "Updated Disclosure Certificate") describing Tenant's then current and proposed future uses of Hazardous Materials on or about the Premises, which Updated Disclosure Certificates shall be in the same format as that which is set forth in Exhibit A or in such updated format as Landlord may require from time to time. Tenant shall deliver an Updated Disclosure Certificate to Landlord not less than thirty (30) days prior to the date Tenant intends to commence the manufacture, treatment, use or storage of new or additional Hazardous Materials on or about the Premises, and Landlord shall have the right to approve or disapprove such new or additional Hazardous Materials in its sole and absolute discretion. Notwithstanding anything to the contrary contained in the Lease, Tenant shall make no use of Hazardous Materials on or about the Premises except as described in the Initial Disclosure Certificate or as otherwise approved by Landlord in writing in accordance with this Paragraph 7.

     The provisions of this Paragraph 7 shall survive the expiration or earlier termination of this Lease.

8.   Destruction And Damage

     Paragraph 22 of the Lease and Paragraphs 9 and 10 of Addendum One thereto are hereby amended to provide that the time periods specified in Paragraphs 22(a)(1), 22(a)(2), and 22(b) of the Lease and Paragraphs 9 and 10 of Addendum One shall commence to run on the date Landlord obtains actual knowledge of the damage or destruction, rather than on the actual date of such damage or destruction, if different.

9.   Brokers

     Tenant represents and warrants to Landlord that neither it nor its officers or agents nor anyone acting on its behalf has dealt with any real estate broker except Cushman Realty Corporation/Roger Gage, in the negotiating or making of this Amendment, and Tenant agrees to indemnify and hold harmless Landlord from any claim or claims, and costs and expenses, including attorneys' fees, incurred by the Landlord in conjunction with any such claim or claims of any other broker or brokers to a commission in connection with this Amendment as a result of the actions of Tenant.

10.  Miscellaneous

     (a) As amended hereby, the Lease is hereby ratified and confirmed in all respects. In the event of any inconsistencies between the terms of this Amendment and the Lease, the terms of this Amendment shall prevail.

     (b) This Amendment shall bind and inure to the benefit of Landlord and Tenant and their respective legal representatives and successors and assigns.

     In Witness Whereof, Landlord and Tenant have executed this Amendment as of the date first above written.

                                 Landlord: Aetna Life Insurance Company,
                                           a Connecticut corporation

                        By: Allegis Realty Investors llc,

                                                Its Investment Advisor and Agent

                                                By:     /s/Sylvia Milikian

                                                Its:     Vice President

                            Tenant:  Centigram Communications Corporation,
                                           a Delaware corporation

                                                By:     /s/Tom Brunton

                                                Its:     Sr. VP and CFO